BAKER BOTTS L.L.P.	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

September 3, 2015
LGI Homes, Inc.
1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380
Ladies and Gentlemen:
We have acted as counsel to LGI Homes, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale by the Company of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $30,000,000 (the “Shares”) pursuant to that certain Equity Distribution Agreement dated September 3, 2015 (the “Equity Distribution Agreement”) by and among the Company and Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, JMP Securities LLC and Builder Advisor Group, LLC, as sales agents.
In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set out below, including (i) the Certificate of Incorporation and the Bylaws of the Company (together, the “Charter Documents”); (ii) the registration statement on Form S-3 (Registration No. 333-205492) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (iii) the prospectus included in the Registration Statement dated August 21, 2015 (the “Base Prospectus”); (iv) the prospectus supplement to the Base Prospectus dated September 3, 2015 (and together with the Base Prospectus, the “Prospectus”); (v) the Equity Distribution Agreement, (vi) the Delaware General Corporation Law (the “DGCL”) and (vii) copies of resolutions of the Company’s board of directors authorizing the filing of the Registration Statement and entering into and performing its obligations under the Equity Distribution Agreement. In addition, we have examined such other documents and certificates and reviewed such questions of law as we have considered appropriate.
In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined. We have also assumed that all Shares will be issued and sold in the manner set forth in the Prospectus, the Unanimous Written Consent of the Board of Directors of the Company dated August 31, 2015 and the Equity Distribution Agreement and that (i) any certificated Shares will be duly executed, countersigned, registered and electronically transmitted by the transfer agent and registrar for the Company, and (ii) any uncertificated Shares will have had valid book-entry notations made by the transfer agent and registrar for the Company in the share register of the Company, in each case in accordance with the provisions of the Charter Documents.

BAKER BOTTS L.L.P LGI Homes, Inc.	-2-	September 3, 2015

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered on behalf of the Company against payment therefor in accordance with the terms of the Equity Distribution Agreement, will have been duly authorized by all necessary corporate actions on the part of the Company and validly issued and will be fully paid and nonassessable.
The foregoing opinion is limited in all respects to the DGCL, as published in effect on the date hereof, and the applicable federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.
Sincerely,
/s/ Baker Botts L.L.P.